SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2018

AMPCO-PITTSBURGH CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	1-898	25-1117717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

726 Bell Avenue, Suite 301 Carnegie, Pennsylvania	15106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 456-4400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter)

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

We have not yet completed our third fiscal quarter ended September 30, 2018, which we refer to below as the third quarter. Following the end of the third quarter, we will need to close our books for the third quarter and our independent registered public accounting firm will need to review our operating results for third quarter. Set forth below are preliminary estimates of certain operating results that we expect to report for the third quarter. We announced these preliminary estimates in a press release we issued on September 28, 2018.

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Net sales for the third quarter are expected to be in the range of $106 million to $112 million, compared to net sales of $104 million in the third fiscal quarter ended September 30, 2017 and $127 million in the second fiscal quarter ended June 30, 2018.

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Loss from operations for the third quarter is expected to be in the range of $5.5 to $7.2 million, compared to losses from operations of $3.2 million in the third fiscal quarter ended September 30, 2017 and $1.6 million in the second fiscal quarter ended June 30, 2018. The increase in loss from operations in the third quarter is being driven primarily by the full-quarter effects of tariffs imposed by the United States, effective as of June 1, 2018, on U.S. imports of steel products from Canada, which have had a significant adverse effect on the operating results of our Canadian subsidiary, ASW Steel Inc.

Both net sales and loss from operations in the third quarter are being adversely affected by continuing equipment reliability issues, which have resulted from a limitation of available maintenance capital and are causing sales delays, higher maintenance costs, and lack of labor and fixed-cost absorption. In addition, a decline in frac block sales and production due to inventory adjustments in the supply chain, as well as continued cost increases for key production materials and transportation, are negatively affecting net sales and loss from operations in the third quarter.

We have provided ranges for the preliminary results described above because we will need to complete our financial closing procedures for the third quarter before actual results will be known and because other developments may arise prior to the time we finalize third quarter results. We currently expect that final results for net sales and loss from operations in the third quarter will be within the ranges described above. It is possible, however, that those final results will not be within the ranges we currently estimate. These preliminary results are not meant to be a comprehensive statement of our unaudited financial results for the third quarter.

We expect to issue a press release with our third quarter operating results on November 8, 2018 and to file our Form 10-Q for the third quarter on November 9, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPCO-PITTSBURGH CORPORATION

By:	/s/ Maria Trainor
Maria Trainor
Vice President, General Counsel and Secretary

Dated: September 28, 2018